EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Sanders Morris Harris Group Inc.:

We consent to the use of our reports with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus. Our report on the consolidated financial statements refers to a change in the method of accounting for goodwill in 2002.

/s/ KPMG LLP

Houston, Texas
July 13, 2005